Exhibit 2.1.4

SERIES A AND SERIES B PREFERRED UNIT PURCHASE AGREEMENT

by and among

Maxygen, Inc., a Delaware Corporation

Astellas Bio Inc., a Delaware Corporation

and Perseid Therapeutics LLC, a Delaware Limited Liability Company

Dated as of September 18, 2009

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TABLE OF CONTENTS

(continued)

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SERIES A AND SERIES B PREFERRED UNIT PURCHASE AGREEMENT

THIS SERIES A AND SERIES B PREFERRED UNIT PURCHASE AGREEMENT is made as of the 18 day of September, 2009 by and among Perseid Therapeutics LLC, a Delaware limited liability company (the “Company”), on the one hand, and Maxygen, Inc., a Delaware corporation (“Maxygen”), and Astellas Bio Inc., a Delaware corporation (“Bio,” and together with Maxygen, the “Purchasers”), on the other hand. All capitalized terms used and not defined herein shall have such meanings as set forth in the Master Joint Venture Agreement among Maxygen, Bio, and Astellas Pharma Inc., a Japanese corporation, dated as of June 30, 2009 (the “Joint Venture Agreement”).

RECITALS

WHEREAS, the Purchasers are parties to the Joint Venture Agreement, and it is a condition to the closing of the transactions contemplated by such Joint Venture Agreement that the Company and the Purchasers execute and deliver this Agreement.

WHEREAS, the purchase and sale of the Units pursuant hereto shall be effectuated, first, by the contribution of certain Maxygen assets to the Company in exchange for equity in the Company and, immediately following the contribution of such assets to the Company, on Bio’s and Maxygen’s contribution of cash to the Company in exchange for equity in the Company.

NOW THEREFORE, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF PREFERRED UNITS

1.1 Sale and Issuance of Series A and Series B Preferred Units.

(a) Subject to the terms and conditions of this Agreement, Maxygen agrees to purchase at the Closing (as defined below), and the Company agrees to sell and issue to Maxygen at the Closing, TEN MILLION (10,000,000) Series A Preferred Units (the “Series A Preferred Units”), at a purchase price of $1.00 per unit for an aggregate purchase price of TEN MILLION U.S. Dollars ($10,000,000), and FORTY MILLION (40,000,000) Series A Preferred Units in exchange for the Contributed Assets in a transaction intended to qualify as a tax-free exchange under Section 351 of the Code. The Series A Preferred Units issued to Maxygen pursuant to this Agreement shall be referred to as the “Series A Units.”

(b) Subject to the terms and conditions of this Agreement, Bio agrees to purchase at the Closing, and the Company agrees to sell and issue to Bio at the Closing, TEN MILLION (10,000,000) Series B Preferred Units (the “Series B Preferred Units”), at a purchase price of $1.00 per unit for an aggregate purchase price of TEN MILLION U.S. Dollars ($10,000,000). The Series B Preferred Units issued to Bio pursuant to this Agreement shall be referred to as the “Series B Units,” and, along with the Series A Units, as the “Units.”

1.2 Closing; Delivery.

(a) The closing of the transactions contemplated by this Agreement (the “Unit Purchase”) shall take place at the Closing as specified in Section 3.1 of the Joint Venture Agreement.

(b) At the Closing, the Company shall deliver to each Purchaser a certificate representing the Units being purchased by such Purchaser at such Closing against payment of the purchase price therefor by check payable to the Company or by wire transfer to a bank account designated by the Company (for the Units to be purchased by cash) or by transfer of the Contributed Assets pursuant to the Asset Contribution Agreement (for the Units to be purchased by contribution of the Contributed Assets), all as set forth in Section 1.1.

1.3 Use of Proceeds. The Company will use the proceeds from the sale of the Units for general corporate purposes.

ARTICLE 2

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents, warrants and covenants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit A to this Agreement, which exceptions shall be deemed to be part of the representations, warranties and covenants made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated.

2.1 Organization and Operation. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, the jurisdiction of its formation. The Company has not conducted any business operations prior to the date hereof.

2.2 Capitalization. The authorized capital of the Company (the “Company Units”) consists, immediately prior to the Closing, of:

(a) Seventy-five million (75,000,000) common units (the “Common Units”), none of which are issued and outstanding. All of the outstanding Common Units have been duly authorized, are fully paid and non-assessable and have been issued in compliance with all applicable federal and state securities laws.

(b) Sixty million (60,000,000) preferred units (the “Preferred Units”), of which fifty million (50,000,000) units have been designated Series A Preferred Units and ten million (10,000,000) units have been designated Series B Preferred Units, none of which are issued and outstanding immediately prior to Closing. The rights, privileges and preferences of the Preferred Units are as stated in the LLC Agreement and as provided by the Limited Liability Company Act of the State of Delaware (the “LLCA”). Immediately following the Closing, the only issued and outstanding Company Units will be all of the Preferred Units.

(c) The Company has reserved fifteen million (15,000,000) Common Units for issuance to officers, managers, employees and consultants of the Company pursuant to the Equity Incentive Plan duly adopted by the Board of Managers and approved by the Company’s members. All such reserved Common Units remain available for issuance to officers, managers, employees and consultants pursuant to the Equity Incentive Plan. The Company has furnished to the Purchasers complete and accurate copies of the Equity Incentive Plan and forms of agreements to be used thereunder.

(d) Except for (i) the conversion privileges of the Units to be issued under this Agreement and (ii) the rights provided in the LLC Agreement and the Transaction Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Common Units, Series A Preferred Units or Series B Preferred Units, or any securities convertible into or exchangeable for Common Units, Series A Preferred Units or Series B Preferred Units.

(e) Except as set forth in Section 2.2 of the Disclosure Schedule, none of the Company’s unit purchase agreements or unit award documents contains or will contain a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. Except as set forth in the LLC Agreement or the Equity Incentive Plan, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its membership units.

2.3 Authority. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the Unit Purchase. The execution and delivery of this Agreement and the consummation by the Company of the Unit Purchase have been duly and validly authorized by all requisite action, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Unit Purchase. At the Closing, this Agreement will (a) be duly and validly executed and delivered by the Company and (b) constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally, by the availability of equitable remedies and defenses, and to the extent the indemnification provisions contained in the Investors’ Rights Agreement may further be limited by applicable laws and principles of public policy.

2.4 Valid Issuance of Units. The Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable Legal Requirements and Encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Article 3 of this Agreement and subject to the filings described in Section 2.5 below, the Units will be issued in compliance with all applicable Legal Requirements. The Common Units issuable upon conversion of the Units have been duly reserved for issuance, and upon issuance in accordance with the terms of the LLC Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable Legal Requirements and Encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Article 3 of this Agreement, and subject to Section 2.5 below, the Common Units issuable upon conversion of the Units will be issued in compliance with all applicable Legal Requirements.

2.5 Governmental Approvals. Assuming the accuracy of the representations made by the Purchasers in Article 3 of this Agreement, no Governmental Approval is required on the part of the Company in connection with the consummation of the Unit Purchase, except for (a) the filing of the Certificate, which will have been filed as of the Closing, and (b) filings pursuant to applicable federal and state securities laws, which have been or will be made in a timely manner.

2.6 Company Documents. The Certificate and the LLC Agreement are in the form provided to the Purchasers. The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of managers and members and all actions by written consent without a meeting by the managers and members since the date of formation and accurately reflects in all material respects all actions by the managers (and any committee of managers) and members with respect to all transactions referred to in such minutes.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS

Each Purchaser hereby represents, warrants and covenants to the Company, severally and not jointly, and with respect only to such Purchaser, that:

3.1 Incorporation by Reference. The representations, warranties and covenants set forth in Section 4.1 of the Joint Venture Agreement (with respect to Maxygen) and Section 4.2 of the Joint Venture Agreement (with respect to Bio) are hereby incorporated by reference as if fully set forth herein.

3.2 Purchase Entirely for Own Account. The Purchaser hereby confirms that the Units to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser does not presently have any contract, undertaking, agreement or arrangement of any nature with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Units. The Purchaser has not been formed for the specific purpose of acquiring the Units.

3.3 Investment Experience; Speculative Nature of Investment. The Purchaser is able to fend for itself, can bear the economic risk of owning the Units, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of owning the Units. The Purchaser understands and acknowledges that the Company has no financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. The Purchaser is able, without impairing its financial condition, to hold the Units for an indefinite period of time and to suffer a complete loss of such investment in the Company.

3.4 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Units with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations, warranties or covenants of the Company in Article 2 of this Agreement or the right of the Purchasers to rely thereon.

3.5 Restricted Securities. The Purchaser understands that the Units and the Common Units issuable upon conversion of the Units (the “Conversion Units”) have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Units and the Conversion Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Units and the Conversion Units indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Units, or the Conversion Units, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Units, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.6 No Public Market. The Purchaser understands that no public market now exists for the Units or the Conversion Units, and that the Company has made no assurances that a public market will ever exist for the Units or the Conversion Units.

3.7 Reliance by the Company. The Purchaser understands that the representations, warranties and covenants set forth in this Article 3 constitute a material inducement to the Company to enter into this Agreement.

3.8 Legends. The Purchaser understands that the Units and any securities issued in respect of or exchange for the Units, will bear the following legend:

THE UNITS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE UNITS MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE UNITS MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER

THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE UNITS REPRESENTED HEREBY ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING (A) THOSE SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT AND (B) CERTAIN RIGHTS OF CO-SALE, AS SET FORTH IN A CO-SALE AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT. SAID AGREEMENTS ARE AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE UNITS, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. BY ACCEPTING ANY INTEREST IN SUCH UNITS THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENTS.

3.9 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.10 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Units.

3.11 Tax Advisors. The Purchaser has reviewed with its own tax advisors the Tax consequences of the Unit Purchase. With respect to such matters, the Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Purchaser understands that it (and not the Company) shall be responsible for its own Tax liability that may arise as a result of the Unit Purchase.

ARTICLE 4

CLOSING MATTERS

The obligations of the Company to issue and sell, and of each Purchaser to purchase, Units at the Closing are subject to the fulfillment or waiver, on or before the Closing, of their respective conditions set forth in Article 6 of the Joint Venture Agreement.

ARTICLE 5

MISCELLANEOUS

5.1 Survival of Representations, Warranties and Covenants. Unless otherwise set forth in this Agreement, the representations, warranties and covenants of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the earlier of (a) the three year anniversary of the date of the Closing or (b) the consummation of the transactions to be undertaken pursuant to the exercise of the Buy-Out Option. The survival of such representations, warranties and covenants shall in no way be affected by any investigation or Knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

5.2 Indemnification; Sole Remedy; Dispute Resolution. The Company and the Purchasers acknowledge and agree that their respective liabilities and obligations for breaches of the representations, warranties and covenants contained in this Agreement are governed by and subject to the terms and conditions of Article 9 of the Joint Venture Agreement. Further, the parties expressly acknowledge and agree that the remedy for breaches of representations, warranties and covenants under the Joint Venture Agreement are addressed solely in Article 9 of the Joint Venture Agreement, and any incorporation by reference of such representations, warranties and covenants in this Agreement shall not give rise to claims under this Agreement. For the avoidance of doubt, nothing in this Agreement nor any other Transaction Agreement is intended to nor shall be deemed to grant any party more than a single monetary damages remedy or recovery, in any given instance, for any other party’s breach of an individual representation or warranty with respect to any specific given event, fact or circumstance, even though such representation or warranty may be present in more than one Transaction Agreement or claimed by its incorporation by reference to be confirmed in more than one Transaction Agreement. Any dispute arising out of or in connection with this Agreement shall be submitted for resolution in accordance with Article 10 of the Joint Venture Agreement. The parties shall be entitled to injunctive relief or specific performance to the extent provided for in Section 10.4 of the Joint Venture Agreement.

5.3 Successors and Assigns. Except as provided in this Section 5.3, this Agreement shall not be assignable or otherwise transferred, in whole or in part, by any party to any Third Party without the written consent of any other party hereto, provided that this Agreement may without requiring the consent of any other party be assigned, transferred, delegated or sublicensed to (a) an entity that acquires all or substantially all of the business or assets of such party, whether by merger, reorganization, acquisition, asset sale or otherwise, or (b) a Related Entity of such party, in each case subject to the agreement in writing of such transferee to be subject to the terms and conditions of this Agreement, the Asset Contribution Agreement and the Joint Venture Agreement. Except as expressly provided in this Section 5.3, any attempted assignment or transfer of this Agreement shall be null and void. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties.

5.4 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

5.5 Counterparts. This Agreement may be executed and delivered by PDF signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.7 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service addressed:

If to Maxygen or the Company

addressed to:	Maxygen, Inc./Perseid Therapeutics LLC
515 Galveston Drive
Redwood City, California 94063
USA
Attention: Chief Business Officer
Telephone: (650) 298-5300
E-mail: corporatesecretary@maxygen.com

with copy to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: General Counsel
Telephone: (650) 298-5300
E-mail: corporatesecretary@maxygen.com

and a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
USA
Attention: Tony Jeffries, Esq.
Telephone: (650) 493-9300
E-mail: tjeffries@wsgr.com

If to Bio, addressed to:	Astellas Bio Inc.
2-3-11, Nihonbashi-Honcho
Chuo-ku, Tokyo 103-8411
Japan
Attention: Vice President, Business Development
Telephone: (813) 3244-2500
E-mail: masaki.doi@jp.astellas.com

with a copy to:	Astellas Pharma Inc.
2-3-11, Nihonbashi-Honcho
Chuo-ku, Tokyo 103-8411
Japan
Attention: Vice President, Legal
Telephone: (813) 3244-3231
E-mail: kazunori.okimura@jp.astellas.com

with a copy to:	Morrison & Foerster LLP
1290 Avenue of the Americas
New York, NY 10104
USA
Attention: Michael O. Braun, Esq.
Telephone: (212) 468-8000
E-mail: mbraun@mofo.com

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (a) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, two Business Days after deposit with the courier), (b) if sent via registered or certified mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (c) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next Business Day and in either case later confirmed in writing.

Each Purchaser consents to the delivery of any notice to members given by the Company under the LLCA, the Certificate or the LLC Agreement by (x) electronic mail to the electronic mail address set forth above (or to any other electronic mail address for the Purchaser in the Company’s records), (y) posting on an electronic network together with separate notice to the Purchaser of such specific posting or (z) any other form of electronic transmission (as defined in LLCA §18-302) directed to the Purchaser. This consent may be revoked by a Purchaser by written notice to the Company and may be deemed revoked in the circumstances specified in Section 10.01(d) of the LLC Agreement.

5.8 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the Unit Purchase. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Unit Purchase (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Unit Purchase (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

5.9 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and each Purchaser. Any amendment or waiver effected in accordance with this Section 5.9 shall be binding upon each Purchaser and each transferee of the Units (or the Common Units issuable upon conversion thereof), each future holder of all such securities and the Company.

5.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.12 Entire Agreement. This Agreement (including any exhibits hereto), the Certificate, the LLC Agreement and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and any other written or oral agreement relating to the subject matter hereof and thereof existing between the parties is expressly canceled.

5.13 Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. Unless otherwise specified, any reference to a time or date shall be with reference to the time or date, as the case may be, in Wilmington, Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Series A and Series B Preferred Unit Purchase Agreement as of the date first written above.

PERSEID THERAPEUTICS LLC:

By:	/s/ Grant Yonehiro
Name:	Grant Yonehiro
Title:	Chief Executive Officer and President

Signature Page to Unit Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Series A and Series B Preferred Unit Purchase Agreement as of the date first written above.

MAXYGEN, INC.:

By:	/s/ Russell J. Howard
Name:	Russell J. Howard, Ph.D.
Title:	Chief Executive Officer

Signature Page to Unit Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Series A and Series B Preferred Unit Purchase Agreement as of the date first written above.

ASTELLAS BIO INC.:

By:	/s/ Kazunori Okimura
Name:	Kazunori Okimura
Title:	Secretary

Signature Page to Unit Purchase Agreement